Exhibit (e)

FORM OF AMENDED AND RESTATED

DIVIDEND REINVESTMENT PLAN

OF

KEATING CAPITAL, INC.

Keating Capital, Inc., a Maryland corporation (the “Corporation”), hereby adopts the following plan (the “Plan”) with respect to distributions (each, a “Distribution”) declared by its Board of Directors on shares of its common stock, par value $0.001 per share (the “Common Stock”):

1. Unless a stockholder specifically elects to receive cash as set forth below, all Distributions hereafter declared by the Board of Directors shall be payable in shares of the Common Stock of the Corporation, and no action shall be required on such stockholder’s part to receive a Distribution in stock.

2. Such Distributions shall be payable on such date or dates as may be fixed from time to time by the Board of Directors (each, a “Distribution Date”) to stockholders of record at the close of business on the record date(s) established by the Board of Directors for the Distribution involved.

3. The Corporation intends to use primarily newly-issued shares of its Common Stock to implement the Plan, whether its shares of Common Stock are trading at a premium or at a discount to net asset value. However, the Corporation reserves the right to purchase shares of Common Stock in the open market in connection with its obligations under the Plan. The Corporation is currently conducting a continuous offering of shares of its Common Stock to the public (the “Initial Public Offering”) on the terms and conditions set forth in a registration statement on Form N-2 (as amended from time to time, the “Registration Statement”) filed by the Corporation with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the prospectus included in such Registration Statement (as amended or supplemented from time to time, the “Prospectus”). Until the conclusion of the Corporation’s Initial Public Offering, the number of newly-issued shares of Common Stock to be issued to a stockholder in connection with a Distribution shall be determined by dividing the total dollar amount of the Distribution payable to such stockholder by a price equal to 95 percent of the price that shares of the Corporation’s Common Stock are to be sold in the Initial Public Offering at the monthly closing immediately following the Distribution Date for such Distribution conducted in accordance with the terms and conditions set forth in the Prospectus. Thereafter, the number of shares of Common Stock to be issued to a stockholder shall be determined by dividing the total dollar amount of the Distribution payable to such stockholder by the net asset value per share of the Corporation’s Common Stock as most recently determined by its Board of Directors on or prior to the valuation date fixed by the Board of Directors for such Distribution.  If and when the Corporation’s Common Stock becomes publicly traded, the number of shares of Common Stock to be issued to a stockholder shall be determined by dividing the total dollar amount of the Distribution payable to such stockholder by the market price per share of the Corporation’s Common Stock at the close of regular trading on the Nasdaq Capital Market, Over-the-Counter Bulletin Board or any other exchange or inter-dealer quotation system that represents the principal trading market for the Corporation’s Common Stock (the “Principal Trading Market”), on the valuation date fixed by the Board of Directors for such Distribution.  Market price per share of Common Stock on that date shall be the closing price for such shares on the Principal Trading Market, or if no sale is reported for such day, at the average of their electronically-reported bid and asked prices on the Principal Trading Market. If Distributions are reinvested in shares of Common Stock purchased on the open market, then the number of such shares received by a stockholder shall be determined by dividing the total dollar amount of the Distribution payable to such stockholder by the average price per share for all shares of Common Stock purchased by the Plan Administrator on the open market in connection with such Distribution.

4. A stockholder may, however, elect to receive his or its Distributions in cash.  To exercise this option, such stockholder shall notify DST Systems, Inc. (“DST”), the plan administrator and the Corporation’s transfer agent and registrar (collectively the “Plan Administrator”), in writing so that such notice is received by the Plan Administrator no later than 10 days prior to the record date fixed by the Board of Directors for the Distribution involved.  Such election shall remain in effect until the stockholder shall notify DST in writing of such stockholder’s withdrawal of the election, which notice shall be delivered to DST no later than 10 days prior to the record date fixed by the Board of Directors for the next Distribution by the Corporation.

5. The Plan Administrator will set up an account for shares of Common Stock acquired pursuant to the Plan for each stockholder who has not so elected to receive Distributions in cash (each a “Participant”).  The Plan Administrator may hold each Participant’s shares of Common Stock, together with the shares of Common Stock of other Participants, in non-certificated form in the Plan Administrator’s name or that of its nominee.  Upon request by a Participant, received in writing no later than 10 days prior to the record date, DST will, instead of crediting such shares to and/or carrying such shares in a Participant’s account, issue, without charge to the Participant, a certificate registered in the Participant’s name for the number of whole shares of Common Stock payable to the Participant and a check for any fractional share.

6. The Plan Administrator will confirm to each Participant each acquisition made pursuant to the Plan as soon as practicable but not later than 10 business days after the date thereof.  Although each Participant may from time to time have an undivided fractional interest (computed to three decimal places) in a share of Common Stock of the Corporation, no certificates for a fractional share will be issued.  However, Distributions on fractional shares will be credited to each Participant’s account.  In the event of termination of a Participant’s account under the Plan, the Plan Administrator will adjust for any such undivided fractional interest in cash at the market value per share of the Corporation’s Common Stock at the time of termination.

7. The Plan Administrator will forward to each Participant any Corporation related proxy solicitation materials and each Corporation report or other communication to stockholders, and will vote any shares of Common Stock held by it under the Plan in accordance with the instructions set forth on proxies returned by Participants to the Corporation.

8. In the event that the Corporation makes available to its stockholders rights to purchase additional shares of Common Stock or other securities, the shares of Common Stock held by the Plan Administrator for each Participant under the Plan will be added to any other shares of Common Stock held by the Participant in certificated form in calculating the number of rights to be issued to the Participant.

9. There will be no brokerage charges or other sales charges on shares of Common Stock issued to a stockholder under the Plan. The Plan Administrator’s service fee, if any, and expenses for administering the Plan will be paid for by the Corporation.

10. The Plan Administrator will be responsible for generating or providing Form 1099-DIV or any related tax forms associated with any distributions that are reinvested or paid out.

11. Each Participant may terminate his or its account under the Plan by so notifying the Plan Administrator in writing or by telephone.  Such termination will be effective immediately if the Participant’s notice is received by the Plan Administrator not less than 10 days prior to any Distribution record date; otherwise, such termination will be effective only with respect to any subsequent Distribution.  The Plan may be terminated by the Corporation upon notice in writing mailed to each Participant at least 30 days prior to any record date for the payment of any Distribution by the Corporation.  Upon any termination, the Plan Administrator will cause a certificate or certificates to be issued for the full shares of Common Stock held for the Participant under the Plan and a cash adjustment for any fractional share to be delivered to the Participant without charge to the Participant.  If a Participant elects by his or its written or telephonic notice to the Plan Administrator in advance of termination to have the Plan Administrator sell part or all of his or its shares of Common Stock and remit the proceeds to the Participant.

12. These terms and conditions may be amended or supplemented by the Corporation at any time but, except when necessary or appropriate to comply with applicable law or the rules or policies of the Securities and Exchange Commission or any other regulatory authority, only by mailing to each Participant appropriate written notice at least 30 days prior to the effective date thereof.  The amendment or supplement shall be deemed to be accepted by each Participant unless, prior to the effective date thereof, the Plan Administrator receives written notice of the termination of his or its account under the Plan.  Any such amendment may include an appointment by the Plan Administrator in its place and stead of a successor agent under these terms and conditions, with full power and authority to perform all or any of the acts to be performed by the Plan Administrator under these terms and conditions.  Upon any such appointment of any agent for the purpose of receiving Distributions, the Corporation will be authorized to pay to such successor agent, for each Participant’s account, all Distributions payable on shares of the Corporation held in the Participant’s name or under the Plan for retention or application by such successor agent as provided in these terms and conditions.

13. The Plan Administrator will at all times act in good faith and use its best efforts within reasonable limits to ensure its full and timely performance of all services to be performed by it under this Plan and to comply with applicable law, but assumes no responsibility and shall not be liable for loss or damage due to errors unless such error is caused by the Plan Administrator’s negligence, bad faith, or willful misconduct or that of its employees or agents.

14. These terms and conditions of the Plan shall be governed by and construed in accordance with the laws of the State of Colorado, without regard to any conflict of laws principals or rules thereof, to the extent such principals would require or permit the application of the laws of another jurisdiction, and the Investment Company Act of 1940, as amended (the “1940 Act”).  In the event of a conflict, the applicable provisions of the 1940 Act shall control.